Exhibit 10.8(b)

AMENDMENT NO. 2 TO THE

AMENDED AND RESTATED SAN JOAQUIN BANCORP

EXECUTIVE SALARY COTINUATION AGREEMENT

     WHEREAS, San Joaquin Bancorp, formerly San Joaquin Bank, (the “Employer”) and Stephen Annis (the “Executive”) entered into an Amended and Restated Executive Salary Continuation Agreement, most recently amended and restated on June 13, 2003, (the “Agreement”);

     WHEREAS, the Agreement provides (in Section 10.10) that the Agreement may be amended in a writing signed by each party to the Agreement; and

     WHEREAS, the parties desire to amend the Agreement to provide that payments to the Executive’s surviving spouse shall be seventy-five (75%) of the Annual Benefit rather than sixty-five (65%) of the Annual Benefit as is presently the case.

     NOW, THEREFORE, the Agreement is hereby amended effective as of January 25, 2007 as follows:

1. Section 1.10 (Joint and Survivor Annuity) is replaced in its entirety with the following:

     1.10 Joint and Survivor Annuity. The term “Joint and Survivor Annuity” shall mean a stream of payments, each one of which is equal to one hundred percent (100%) of the Annual Benefit for the life of the Executive and seventy-five percent (75%) of the Annual Benefit for the life of the Surviving Spouse, that is paid on an annual basis over a period of time that continues until the death of the last to die of the Executive or the Surviving Spouse; provided, however, that if the Executive and the Surviving Spouse both die before expiration of five (5) years after the Executive’s Retirement Date, payments of seventy-five percent (75%) of the Annual Benefit will be made to the Beneficiary until the date that is five (5) years after the Retirement Date. The payment of the herein described percentages of the Annual Benefit in the form of the Joint and Survivor Annuity is based upon the assumption that such payments would begin on the Executive’s Retirement Date and the life expectancies of the Executive and the Surviving Spouse on the Retirement Date. Accordingly, if payments of the Annual Benefit are to begin on a date that is earlier or later than the Executive’s Retirement Date, the Annual Benefit will be actuarially adjusted to reflect the increased or decreased life expectancies, respectively, over which the Annual Benefit is to be paid. For purposes of making such actuarial adjustments, life expectancy shall be computed using the expected return multiples in Table V of Section 1.72 -9 of the United States Federal Treasury Regulations and a capitalization rate of five percent (5%).

2. Section 3.2 (Payments in the Event of Death) is replaced in its entirety with the following:

     3.2 Payments in the Event of Death. If the Executive dies before he actually Retires, the Executive’s Annual Benefit shall be reduced by determining the discounted value of the Annual Benefit based on a capitalization rate of five (5%) for the period of time, if any, by which the date of the Executive’s death is earlier than the Executive’s normal Retirement Date. The Applicable Percentage shall be one hundred percent (100%) and annual payments of seventy-five percent (75%) of the Annual Benefit, as adjusted herein, shall be made to the Surviving Spouse or Beneficiary, as the case may be, until the later of the death of the Surviving Spouse or the expiration of five (5) years from the Executive’s Retirement Date, with each installment to be paid on the first day of each month, commencing with the month following the Executive’s death. Each installment shall consist of one-twelfth (1/12) of the Applicable Percentage of seventy-five percent (75%) of the Annual Benefit, as actuarially adjusted in accordance with section 1.10.

     IN WITNESS WHEREOF, the Employer and the Executive have executed this Agreement on February 1, 2007 in the City of Bakersfield, California.

EMPLOYER:

/S/ Stephen M. Annis
Stephen M. Annis

EXECUTIVE:

SAN JOAQUIN BANCORP

By: /S/ Bruce Maclin_______________ Bruce Maclin, Chairman & CEO

By: /S/ Bart Hill___________________ Bart Hill, President